SYKES
   ENTERPRISES                 NEWS RELEASE
   INCORPORATED

         SYKES ENTERPRISES, INCORPORATED TO ACQUIRE DATASVAR SUPPORT AB

                          Swedish Acquisition to Boost
                             Sykes Global Expansion

   TAMPA, FL -- (JULY 2, 1996) Sykes Enterprises, Incorporated (SEi - Nasdaq:SYKE), a diverse information technology company providing a variety of computer-related outsourcing services, announced today that it has entered into an agreement to purchase Datasvar Support AB of Stockholm, Sweden, in exchange for approximately 165,000 shares of SEi common stock. SEi intends to account for the acquisition as a pooling of interest.

        "The Datasvar acquisition further enhances SEi's position as a leader in international technical support," said John H. Sykes, SEi's President and CEO. "Datasvar's reputation as a market leader and their innovative use of advanced technology make the company a perfect match for SEi."

        "We're excited to become a part of Sykes Enterprises," said Datasvar chairman Johan Holm. "We will gain substantial additional resources to serve our existing customers, and look forward to making a significant contribution to SEi's provision of technical support to the international business community." Holm and Arne Weinz, Datasvar's president, will continue in their respective positions to manage a smooth transition.

        Datasvar had 1995 revenues of 5.489 million and after-tax earnings of $996,000 (adjusted to U.S. Gaap). With 90 employees, Datasvar operates state-of-the art Customer Support Centers in Sveg and Jarvso, Sweden, providing technical support throughout Sweden, Norway, Denmark and Finland. The rapid growth in personal computer use in Scandinavia, and the accompanying need for support, has made Datasvar one of the fastest growing support firms in the region.

        The company won a 1995 award of distinction from Datavarlden, Sweden's leading information technologies magazine, because of its rapid growth and innovative approach to information technology.

        SEi already has a European presence. Its Customer Support Center in Amsterdam provides support in 12 languages to 20 European countries. SEi has five Customer Support Centers in the United States, with two additional ones scheduled to open this year.

        SEi, a diverse information technology company, with more than 2,400 employees, provides a variety of computer-related outsourcing services to Fortune 500 companies. SEi's business includes third party hardware and software technical support, help desk services, systems consulting, documentation development and foreign language localization.

   Visit SEi's Web Site: www.sykes.com

   FOR MORE INFORMATION:
   Marcia Quinn 813 - 274 - 1000

   100 N. Tampa Street, Suite 3900
   Tampa, FL, U.S.A. 33602-5089
   813-274-1000
   FAX 813-273-0148